SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                   FORM 8-K/A
                                 Amendment No. 1
                                       to


                Current Report Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934


Date of report (Date of earliest event reported): June 1, 1998.




                        CENEX HARVEST STATES COOPERATIVES
             (Exact name of registrant as specified in its charter)


           Minnesota                     333-17865               41-0251095
(State or other jurisdiction of         (Commission           (I.R.S. Employer
incorporation or organization)          File Number)         Identification No.)


5500 Cenex Drive, Inver Grove Heights, Minnesota                    55077
    (Address of principal executive offices)                      (Zip Code)



Registrant's telephone number, including area code: (651) 451-5151

         The undersigned registrant hereby amends Item 7 of its Current Report on Form 8-K filed with the Commission on June 10, 1998, to include the financial statement information indicated in Item 7 below:

Item 7.           Financial Statements, Pro Forma Financial Information and
                  Exhibits

         (a)      Audited financial statements of business acquired-CENEX, Inc.

                  Report of Independent Accountants

                  Consolidated Balance Sheets as of September 30, 1997 and 1996

                  Consolidated Statements of Equities for the years ended September 30, 1997, 1996 and 1995

                  Consolidated Statements of Operations for the years ended September 30, 1997, 1996 and 1995

                  Consolidated Statements of Cash Flows for the years ended September 30, 1997, 1996 and 1995

                  Notes to Consolidated Financial Statements

         (b) Unaudited interim financial statements of business acquired-CENEX, Inc.

                  Consolidated Balance Sheet as of February 28, 1998

                  Consolidated Statements of Operations for the Five Months Ended February 28, 1998 and 1997

                  Consolidated Statement of Equities for the Five Months Ended February 28, 1998

                  Consolidated Statements of Cash Flows for the Five Months Ended February 28, 1998 and 1997

                  Notes to Unaudited Consolidated Financial Statements

         (c)      Unaudited pro forma financial information

                  Unaudited Pro Forma Consolidated Balance Sheet as of February 28, 1998

                  Unaudited Pro Forma Consolidated Statements of Earnings for the Nine Months Ended February 28, 1998 and for the years ended May 31, 1997, 1996 and 1995

                  Notes to Unaudited Pro Forma Consolidated Financial Statements

Signature

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                          CENEX HARVEST STATES COOPERATIVES



                                          By /s/ T.F. Baker
                                             ---------------------------
                                             T. F. Baker
                                             Executive Vice-President --
                                             Finance and Administration

Date: August 13, 1998

REPORT OF INDEPENDENT ACCOUNTANTS
To the Board of Directors and Members and Patrons of CENEX, Inc.:

  We have audited the accompanying consolidated balance sheets of CENEX, Inc. and subsidiaries as of September 30, 1997 and 1996, and the related consolidated statements of operations, cash flows and equities for each of the three years in the period ended September 30, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of CENEX, Inc. and subsidiaries as of September 30, 1997 and 1996, and the consolidated results of their operations and their cash flows for each of the three years in the period ended September 30, 1997, in conformity with generally accepted accounting principles.



Minneapolis, Minnesota
October 27, 1997, except for note 12,
as to which the date is November 17, 1997

================================================================================
                          CENEX, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
================================================================================

------------------------------------------------------------------------------------------------------------
SEPTEMBER 30
($ IN THOUSANDS, EXCEPT PER SHARE DATA)                                         1997            1996
------------------------------------------------------------------------------------------------------------
ASSETS
Current assets:
   Cash and cash equivalents                                               $    28,371     $    27,063
   Accounts and notes receivable, net                                          254,369         281,593
   Inventories                                                                 323,053         320,997
   Other current assets                                                         33,470          41,086
------------------------------------------------------------------------------------------------------------
Total current assets                                                           639,263         670,739
Investments                                                                    210,745         175,917
Property, plant and equipment, net                                             613,493         574,484
Other assets                                                                    46,455          37,986
------------------------------------------------------------------------------------------------------------
Total assets                                                               $ 1,509,956     $ 1,459,126
============================================================================================================

LIABILITIES AND EQUITIES
Current liabilities:
   Notes payable                                                           $    15,446     $    43,347
   Current portion of long-term debt                                            10,410          11,902
   Accounts payable                                                            372,748         392,485
   Accrued expenses                                                             57,046          75,334
   Patrons' equities payable in cash                                            63,020          52,085
------------------------------------------------------------------------------------------------------------
Total current liabilities                                                      518,670         575,153
Long-term debt, less current portion                                           227,057         189,377
Other liabilities                                                               68,144          64,701
Minority interests in subsidiaries                                              60,727          55,885

Commitments and contingencies

Equities
Common stock ($25 par value; 5,000 shares authorized,                               20              21
   814 and 827 shares issued and outstanding, respectively)
Preferred stock ($25 par value; 30,000,000 shares authorized,
   21,422,035 and 20,335,497 shares issued and outstanding,
   respectively)                                                               502,588         480,133
Patronage refunds                                                               71,960          56,000
Deferred patronage                                                             (51,899)        (55,473)
Unallocated reserve                                                            112,689          93,329
------------------------------------------------------------------------------------------------------------
Total equities                                                                 635,358         574,010
------------------------------------------------------------------------------------------------------------
Total liabilities and equities                                             $ 1,509,956     $ 1,459,126
============================================================================================================


The accompanying notes are an integral part of the consolidated financial statements.

================================================================================
                          CENEX, INC. AND SUBSIDIARIES
                       CONSOLIDATED STATEMENTS OF EQUITIES
================================================================================

-----------------------------------------------------------------------------------------------------------------------------------
FOR THE YEARS ENDED                  Common Stock         Preferred Stock
SEPTEMBER 30, 1997, 1996 AND 1995   ---------------     -------------------    Patronage     Deferred      Unallocated      Total
($ IN THOUSANDS)                    Shares   Amount     Shares      Amount      Refunds      Patronage       Reserve       Equities
-----------------------------------------------------------------------------------------------------------------------------------

Balances, October 1, 1994            855      $22     17,583,296   $424,098     $52,990      $(62,300)       $71,602      $486,412
1994 final patronage determination                                               22,497                          213        22,710
1994 patronage distribution                            2,112,179     52,837     (75,487)                                   (22,650)
1994 final equity retirement
  determination                                                      14,290                                                 14,290
Equities retired, net                (11)      (1)      (571,061)   (13,685)                                               (13,686)
1995 net income                                                                  62,300        (9,553)        14,078        66,825
1995 cash patronage refund
  provisions                                                                    (18,690)                                   (18,690)
1995 equity retirement provisions                                   (11,380)                                               (11,380)
-----------------------------------------------------------------------------------------------------------------------------------
Balances, September 30, 1995         844       21     19,124,414    466,160      43,610       (71,853)        85,893       523,831
1995 final patronage determination                                               19,047                         (357)       18,690
1995 patronage distribution                            1,752,981     43,855     (62,657)                                   (18,802)
1995 final equity retirement
  determination                                                      11,380                                                 11,380
Equities retired, net                (17)               (541,898)   (13,177)                                               (13,177)
1996 net income                                                                  80,000        16,380          7,793       104,173
1996 cash patronage refund
  provisions                                                                    (24,000)                                   (24,000)
1996 equity retirement provisions                                   (28,085)                                               (28,085)
-----------------------------------------------------------------------------------------------------------------------------------
Balances, September 30, 1996         827       21     20,335,497    480,133      56,000       (55,473)        93,329       574,010
1996 final patronage determination                                               24,309                         (309)       24,000
1996 patronage distribution                            2,247,410     56,210     (80,309)                                   (24,099)
1996 final equity retirement
  determination                                                      28,085                                                 28,085
Equities retired, net                (13)      (1)    (1,160,872)   (29,660)                                               (29,661)
1997 net income                                                                 102,800         3,574         19,669       126,043
1997 cash patronage refund
  provisions                                                                    (30,840)                                   (30,840)
1997 equity retirement provisions                                   (32,180)                                               (32,180)
-----------------------------------------------------------------------------------------------------------------------------------
Balances, September 30, 1997         814      $20     21,422,035   $502,588     $71,960      $(51,899)      $112,689      $635,358
===================================================================================================================================


The accompanying notes are an integral part of the consolidated financial statements.

================================================================================
                          CENEX, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
================================================================================

-------------------------------------------------------------------------------------------------------------------
FOR THE YEARS ENDED SEPTEMBER 30
($ IN THOUSANDS)                                                      1997             1996             1995
-------------------------------------------------------------------------------------------------------------------
NET SALES:
  Petroleum                                                      $  1,930,227     $  1,737,752     $  1,456,971
  Agronomy                                                            810,551          779,804          652,601
  Other                                                               177,016          165,458          134,718
-------------------------------------------------------------------------------------------------------------------
                                                                    2,917,794        2,683,014        2,244,290
Cost of sales                                                       2,709,705        2,500,250        2,112,844
-------------------------------------------------------------------------------------------------------------------
Gross margin                                                          208,089          182,764          131,446
-------------------------------------------------------------------------------------------------------------------
Distribution, marketing and
    administrative expenses                                            47,391           48,236           46,218
Interest expense, net                                                  13,179            8,987            8,869
Minority interests in earnings
    (losses) of subsidiaries                                            6,880            7,985             (148)
Other, net                                                              1,381              303            3,147
-------------------------------------------------------------------------------------------------------------------
                                                                       68,831           65,511           58,086
-------------------------------------------------------------------------------------------------------------------
Income from continuing operations
   before income taxes                                                139,258          117,253           73,360
Income taxes                                                           13,215           13,080            6,239
-------------------------------------------------------------------------------------------------------------------
Income from continuing operations                                     126,043          104,173           67,121
Loss from discontinued operations,
   net of income tax benefit of $1,439                                   --               --                296
-------------------------------------------------------------------------------------------------------------------
NET INCOME                                                       $    126,043     $    104,173     $     66,825
===================================================================================================================

DISTRIBUTION OF NET INCOME:
   Patronage refunds                                             $    102,800     $     80,000     $     62,300
   Changes in deferred patronage                                        3,574           16,380           (9,553)
   Changes in unallocated reserve                                      19,669            7,793           14,078
-------------------------------------------------------------------------------------------------------------------
NET INCOME                                                       $    126,043     $    104,173     $     66,825
===================================================================================================================


The accompanying notes are an integral part of the consolidated financial statements.

================================================================================
                          CENEX, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
================================================================================

------------------------------------------------------------------------------------------------------------
FOR THE YEARS ENDED SEPTEMBER 30
($ IN THOUSANDS)                                              1997            1996             1995
------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income                                               $   126,043      $   104,173      $    66,825
   Loss from discontinued operations, net of taxes              --               --                296
------------------------------------------------------------------------------------------------------------
Income from continuing operations                            126,043          104,173           67,121
------------------------------------------------------------------------------------------------------------
Adjustments to reconcile net income to
   net cash provided by operating
   activities:
   Depreciation and amortization                              48,264           42,906           40,676
   Adjustment of inventories to market value                  10,153          (24,385)          (3,182)
   Noncash patronage refunds received                        (55,491)         (31,116)         (21,182)
   Other, net                                                 (3,708)          (6,492)          (2,687)
   Changes in operating assets and liabilities:
      Accounts receivable                                     26,456          (47,358)          (5,948)
      Inventories                                            (11,725)           7,968          (12,004)
      Other current assets                                     7,616          (17,271)          (1,477)
      Other assets                                            (2,531)             124           (3,192)
      Accounts payable and accrued expenses                  (38,025)          93,831           10,895
      Other liabilities                                        3,512            2,646           11,913
------------------------------------------------------------------------------------------------------------
Total adjustments                                            (15,479)          20,853           13,812
------------------------------------------------------------------------------------------------------------
Net cash provided by continuing operations                   110,564          125,026           80,933
Net cash (used in) provided by discontinued
     operations                                                 --             (6,630)           4,642
------------------------------------------------------------------------------------------------------------
Net cash provided by operating activities                    110,564          118,396           85,575
------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES:
   Acquisition of property and equipment                     (92,888)        (157,896)         (89,381)
   Disposals of assets                                         9,046           26,683            8,020
   Discontinued operations investing activities, net            --             33,164           (7,048)
   Investments in other cooperatives                           4,651            6,950           (6,997)
   Investments redeemed by other cooperatives                 18,959            3,351            2,236
   Changes in notes receivable                                (4,239)          (1,983)           5,194
   Other investing activities, net                            (1,038)          (4,868)            (871)
------------------------------------------------------------------------------------------------------------
Net cash used in investing activities                        (65,509)         (94,599)         (88,847)
------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES:
   Changes in notes payable                                  (27,901)           1,169           10,618
   Proceeds from long-term debt                               58,915           56,110           42,000
   Payments on long-term debt                                (22,727)         (38,188)         (34,155)
   Patronage refunds paid and patrons'
      equities retired                                       (52,034)         (30,051)         (36,926)
------------------------------------------------------------------------------------------------------------
Net cash used in financing activities                        (43,747)         (10,960)         (18,463)
------------------------------------------------------------------------------------------------------------
Net increase (decrease) in cash and cash equivalents           1,308           12,837          (21,735)
Cash and cash equivalents at beginning of year                27,063           14,226           35,961
------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of year                 $    28,371      $    27,063      $    14,226
============================================================================================================
Cash flow information:
   Cash paid during the year for:
     Interest                                            $    18,753      $    15,546      $    15,570
     Income taxes                                             16,600           11,991           10,713
------------------------------------------------------------------------------------------------------------


The accompanying notes are an integral part of the consolidated financial statements.

================================================================================
                          CENEX, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
================================================================================

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

ORGANIZATION:
  CENEX, Inc. (Cenex) is organized and operated on a cooperative basis as a supplier of agronomy and petroleum products and other farm supplies for its 799 member cooperatives and 689 other patron cooperatives located primarily throughout the Midwest and Northwest states.

  In accordance with the By-Laws and by action of the Board of Directors, annual net savings from patronage sources is distributed to the patrons following the close of each year, and is based on amounts reportable for federal income tax purposes as adjusted in accordance with the By-Laws. A minimum of 20 percent of the patronage refund is paid in cash with the balance distributed in the form of preferred stock. The By-Laws require that annual net savings from sources other than patronage be added to the unallocated reserve. The By-Laws also provide that an amount equal to 10 percent of the distributable annual net savings from patronage sources be added to the unallocated reserve, until the total unallocated reserve reaches 25 percent of the total equities.

CONSOLIDATION:
  The consolidated financial statements include the accounts of Cenex and all of its wholly-owned and majority-owned subsidiaries, including National Cooperative Refinery Association (NCRA), collectively referred to herein as "the Company." The effects of all intercompany transactions have been eliminated.

  The Company is currently evaluating the consolidation of NCRA in light of EITF 96-16, which provides new guidance on accounting for investments in which minority shareholders have certain approval or veto rights. This guidance will be effective for the Company's investment in NCRA for its fisal year ending after December 15, 1998.

CASH EQUIVALENTS:
  Cash equivalents include short-term highly liquid investments with original maturities of three months or less at date of acquisition.

INVENTORIES AND HEDGING:
  Inventories are valued at the lower of cost or market. The cost of certain petroleum inventories (refined products, crude oil and asphalt) is determined on the last-in, first-out (LIFO) method; all other inventories are valued on the first-in, first-out (FIFO) and average cost methods.

================================================================================
                          CENEX, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
================================================================================

INVENTORIES AND HEDGING, CONTINUED:
  The Company enters into exchange-traded commodity futures and options contracts to hedge its exposure to price fluctuations on anticipated crude oil, propane and refined products transactions.

  Commodity trading in petroleum futures and options contracts is a natural extension of cash market trading. The commodity futures and options markets have underlying principles of increased liquidity and longer trading periods than the cash market, and hedging is one method of reducing exposure to the price risk inherent in the petroleum business. Typically, trading is conducted to manage price risk for near-term supply requirements. The Company's use of futures and options contracts reduces the effects of price volatility, thereby protecting against adverse short-term price movements while somewhat limiting the benefits of short-term price movements. Open hedge positions and deferred gains and losses for petroleum futures and options contracts were not significant at September 30, 1997 and 1996.

  Gains and losses on futures transactions related to inventories are credited or charged to cost of sales as such inventories are sold. Gains and losses on hedge contracts not yet closed are accounted for as unrealized gains and losses, and accordingly, are deferred in the consolidated balance sheet as part of inventories.

INVESTMENTS:
  Investments in cooperatives are stated at cost, plus patronage refunds received in the form of capital stock and other equities. Other investments in which the Company has significant ownership and influence, but not control, are included in the consolidated financial statements under the equity method of accounting. The consolidated statement of operations includes patronage refunds from the St. Paul Bank for Cooperatives (St. Paul Bank) and the National Bank for Cooperatives (CoBank) as reductions of interest expense, net, and patronage refunds from other cooperative investees as reductions of cost of sales.

================================================================================
                          CENEX, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
================================================================================

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, continued

PROPERTY, PLANT AND EQUIPMENT:
  Property, plant and equipment are stated at cost. Expenditures for maintenance and repairs and minor renewals are expensed, while costs of major renewals and betterments are capitalized. Depreciation and amortization are provided on the straight-line method by charges to operations at rates based upon the expected useful lives of individual or groups of assets. The cost and related accumulated depreciation and amortization of assets sold or otherwise disposed of are removed from the related accounts and resulting gains or losses are reflected in operations. The Company periodically reviews property, plant and equipment and other long-lived assets in order to assess recoverability based on projected income and related cash flows on an undiscounted basis. Should the sum of the related, expected future net cash flows be less than the carrying value, an impairment loss would be recognized. An impairment loss would be measured by the amount by which the carrying value of the asset exceeds the fair value of the asset.

REVENUE RECOGNITION:
  Sales are recognized upon shipment to customers, net of freight charges.

ENVIRONMENTAL EXPENDITURES:
  Liabilities related to remediation of contaminated properties are recognized when the related costs are considered probable and can be reasonably estimated. Estimates of these costs are based upon currently available facts, existing technology, undiscounted site specific costs and currently enacted laws and regulations. In reporting environmental liabilities, no offset is made for potential recoveries. All liabilities are monitored and adjusted as new facts or changes in law or technology occur. Environmental expenditures are capitalized when such costs provide future economic benefits.

INCOME TAXES:
  The Company is a nonexempt agricultural cooperative and files a consolidated federal income tax return with its subsidiaries, except for NCRA. The Company is subject to tax on net income from nonpatronage sources and undistributed patronage-sourced income. Deferred income taxes reflect the impact of temporary differences between the amounts of assets and liabilities recognized for financial reporting purposes and such amounts recognized for tax purposes, at each year-end, based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income.

================================================================================
                          CENEX, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
================================================================================

USE OF ESTIMATES:
  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The most significant management estimates relate to the determination of doubtful accounts, assessment of the recoverability of long-lived assets, inventory valuation, reserves for environmental and self-insured insurance claims, and determination of benefit plan actuarial assumptions.

SEGMENT INFORMATION:

In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 131, a new standard for reporting information about operating or business segments in financial statements. This new standard will be effective for fiscal years beginning after December 15, 1997. Management is in the process of evaluating the new standard and has not yet determined its impact on the Company's financial statements.

2. ACCOUNTS AND NOTES RECEIVABLE:

  The Company's net sales are primarily to member cooperatives who are stockholders of the Company. Accordingly, accounts receivable are comprised primarily of amounts due from these member cooperatives. Accounts and notes receivable are stated net of allowances for doubtful accounts of approximately $12.9 million and $12.1 million at September 30, 1997 and 1996, respectively.

3. INVENTORIES:

  Inventories at September 30, 1997 and 1996 are as follows:

                                          ---------------------------
                                               1997           1996
                                          ---------------------------
                                             ($ IN THOUSANDS)

Petroleum                                   $233,169       $230,292
Agronomy                                      74,064         71,251
Other                                         15,820         19,454
                                          ---------------------------
                                            $323,053       $320,997
                                          ===========================

================================================================================
                          CENEX, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
================================================================================

3. INVENTORIES: continued

At September 30, 1997, the Company valued approximately 58 percent of petroleum inventories using the lower of cost, determined on the LIFO method, or market (65 percent at September 30, 1996). At September 30, 1997 and 1996, reserves amounting to $24.6 million and $14.4 million, respectively, have been established to reduce these petroleum inventories to estimated market value.

4. INVESTMENTS:

  Investments at September 30, 1997 and 1996 are as follows:

                                            --------------------------
                                                1997          1996
                                            --------------------------
                                                ($ IN THOUSANDS)

CF Industries, Inc.                           $136,125      $107,406
Cenex/Land O'Lakes Agronomy Company             29,202        23,633
St. Paul Bank                                   13,288        12,814
CoBank                                           9,280         8,949
Other                                           22,850        23,115
                                            --------------------------
                                              $210,745      $175,917
                                            ==========================

  Investments, principally investments in other cooperatives, have no quoted market prices, and as such, it is not practicable to estimate their fair value.

  Various agreements with other owners of investee companies and a majority-owned subsidiary set out parameters whereby Cenex may buy and sell additional interests in those companies, upon the occurrence of certain events, at fair values determinable as set forth in the specific agreements.

  Cenex purchases of plant food, commission expense and the Company's interest expense related to cooperative investees, are as follows:

                                             ----------------------------
                                               1997      1996      1995
                                             ----------------------------
                                                   ($ IN MILLIONS)

CF Industries, Inc.                            $240      $275      $204
Cenex/Land O'Lakes Agronomy Company              38        35        30
St. Paul Bank                                    14         9         7
CoBank                                            2         6         8

================================================================================
                          CENEX, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
================================================================================

5. PROPERTY, PLANT AND EQUIPMENT:

  Major classes of property, plant and equipment at September 30, 1997 and 1996 are as follows:

                                                 -----------------------------
                                     Estimated       1997             1996
                                    Useful Life  -----------------------------
                                     in Years          ($ IN THOUSANDS)

Petroleum refineries                   3-40      $   601,899      $  533,820
Distribution and general               3-40          220,267         201,320
Petroleum pipelines and terminals      3-40          211,207         209,513
Construction in progress                              35,722          47,074
                                                 -----------------------------
                                                   1,069,095         991,727
Less accumulated depreciation
   and amortization                                  455,602         417,243
                                                 -----------------------------
                                                 $   613,493      $  574,484
                                                 =============================

6. DISCONTINUED OPERATIONS

  In May 1995, the Cenex Board of Directors approved a plan to dispose of its exploration and production (E&P) operations. A purchase and sale agreement was signed, and the transaction recorded in early fiscal year 1996. The E&P operations have been accounted for as discontinued operations.

7. NOTES PAYABLE AND LONG-TERM DEBT:

  Notes payable and long-term debt at September 30, 1997 and 1996 consisted of the following:

                                 ---------------------------------------------
                                   Interest rates
                                  at Sept. 30, 1997       1997        1996
                                 ---------------------------------------------
                                                       ($ IN THOUSANDS)

Notes payable (a),(e)               5.73% to  6.38%    $ 15,446     $ 43,347
                                                       =======================
Long-term debt
Revolving term loans from
  St. Paul Bank, payable in
  installments through 2010,
  when the balance is
  due (b),(e)                       6.65% to  7.63%    $178,500     $130,500

================================================================================
                          CENEX, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
================================================================================

7. NOTES PAYABLE AND LONG-TERM DEBT: continued

                                ----------------------------------------------
                                   Interest rates
                                  at Sept. 30, 1997      1997          1996
                                ----------------------------------------------
                                                       ($ IN THOUSANDS)

Industrial Revenue Bonds
  payable in installments
  through 2010 (c)                5.23% to   9.26%      40,815        50,000
Revolving term loans from
  CoBank, payable in
  installments through 2004,
  when the balance is due
  (d),(e)                          7.15% to 14.32%      17,596        20,246

Other notes and contracts          4.00% to 10.21%         556           533
                                                    --------------------------
Total long-term debt                                   237,467       201,279
Less current portion                                    10,410        11,902
                                                    --------------------------
Long-term portion                                     $227,057      $189,377
                                                    ==========================

(a) Amounts represent funds borrowed under seasonal short-term lines of credit and other notes payable, and are collateralized by substantially all receivables and inventories of Cenex, and NCRA's investment in CoBank. There were approximately $124.8 million of unused lines of credit and other short-term borrowings available at September 30, 1997 ($65 million at September 30, 1996).
(b) Term loans are collateralized by substantially all receivables and inventories of Cenex. Under the revolving term loan agreement, there was an additional $47.6 million of committed credit available at September 30, 1997 ($65 million at September 30, 1996).
(c) Industrial Revenue Bonds are collateralized by property, plant and equipment, primarily refinery equipment, with a cost of approximately $156.1 million and $156.3 million, less accumulated depreciation of approximately $85.7 million and $79.6 million at September 30, 1997 and 1996, respectively.
(d)  Term loans collateralized by NCRA's investment in CoBank.

(e) Restrictive covenants under various note agreements have requirements for maintenance of minimum working capital levels and other financial ratios. During the year ended September 30, 1997, the Company violated the minimum working capital covenant under one of its note agreements. The Company has obtained a waiver for this violation.

Based on quoted market prices for the same or similar issues, the fair value of long-term debt approximates book value at September 30, 1997 and 1996.

================================================================================
                          CENEX, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
================================================================================

7. NOTES PAYABLE AND LONG-TERM DEBT: continued

  Interest expense was $17.2 million, $14.0 million and $14.1 million, and is net of interest capitalized on construction in progress of $1.5 million, $3.1 million and $1.3 million for 1997, 1996 and 1995, respectively.

  The aggregate amount of long-term debt payable is as follows ($ in thousands):

                   1998          $  10,410
                   1999             31,012
                   2000             24,015
                   2001             32,130
                   2002             20,141
             Thereafter            119,759

8. INCOME TAXES:

  The provisions for income taxes for the years ended September 30 are as follows:

                              -----------------------------------------
                                  1997          1996            1995
                              -----------------------------------------
                                                 ($ IN THOUSANDS)
Continuing operations:
   Current                      $11,586       $14,929         $ 7,318
   Deferred                       1,629        (1,849)         (1,079)
                              -----------------------------------------
Income taxes related to
   continuing operations         13,215        13,080           6,239
Income tax benefit from
   discontinued operations                                     (1,439)
                              -----------------------------------------

Income taxes                    $13,215       $13,080         $ 4,800
                              =========================================

================================================================================
                          CENEX, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
================================================================================

8. INCOME TAXES: continued

  The tax effect of temporary differences that give rise to significant portions of deferred tax assets and deferred tax liabilities at September 30, are as follows:

                                            ---------------------------------
                                                  1997             1996
                                            ---------------------------------
Deferred tax assets:

Accrued expenses and valuation reserves         $11,655          $ 8,725
Postretirement health care and
   pension liabilities                            2,645            2,036
AMT credit carryforward                           1,013            1,131
Other                                             3,553            3,168
                                            ---------------------------------

       Total deferred tax assets                 18,866           15,060
                                            ---------------------------------

Deferred tax liabilities:

Property, plant and equipment                     5,578            2,731
Equity method investments                         4,266            2,612
Other                                             1,564              630
                                            ---------------------------------

       Total deferred tax liabilities            11,408            5,973
                                            ---------------------------------

Net deferred tax asset                          $ 7,458          $ 9,087
                                            =================================

A reconciliation of the statutory federal income tax rate to the effective rate for continuing operations for each of the three years ended September 30, is as follows:

                                                 ------------------------------
                                                   1997       1996      1995
                                                 ------------------------------

     Statutory federal income tax rate             35.0%      35.0%     35.0%
     State and local income taxes, net of
        federal income tax benefit                  3.9        3.9       3.9
     Patronage earnings                           (28.7)     (26.5)    (33.1)
     Tax effect of changes in deferred patronage   (1.0)      (5.4)      5.1
     Other                                          0.3        4.2      (2.4)
                                                 ------------------------------
     Effective rate, continuing operations          9.5%      11.2%      8.5%
                                                 ==============================

================================================================================
                          CENEX, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
================================================================================

8. INCOME TAXES, continued

  The principal differences between financial statement income and taxable income for the years ended September 30 are as follows:

                                       ---------------------------------------
                                           1997          1996         1995
                                       ---------------------------------------
                                                         ($ IN THOUSANDS)
Income from continuing operations
        before income taxes              $139,258      $117,253     $ 73,360

    Loss from discontinued
        operations, net of taxes               --            --         (296)

    Income tax benefit from
        discontinued operations                --            --       (1,439)
                                       ---------------------------------------
                                          139,258       117,253       71,625
Financial reporting/tax differences:
    Environmental reserves                  1,916          (776)      (1,732)
    Oil and gas activities, net              (405)      (13,851)       8,707
    Petroleum inventory market
        reserves                           (9,279)      (21,064)      (3,684)
    Other, net                              2,582        25,241       10,347
    Patronage refund provisions          (102,800)      (80,000)     (62,300)
                                       ---------------------------------------

Taxable income                           $ 31,272      $ 26,803     $ 22,963
                                       =======================================

9. EQUITIES:

PREFERRED AND COMMON STOCK:
  The authorized preferred stock consists of 30,000,000 shares at a par value of $25 each, of which 21,422,035 shares were issued and outstanding at September 30, 1997 including 31,355 shares pending stock retirement offset (20,335,497 and 6,792 shares at September 30, 1996, respectively). The preferred stock is nonvoting and is not subject to the payment of dividends.

================================================================================
                          CENEX, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
================================================================================

9. EQUITIES, continued

  The Articles of Incorporation provide that the preferred stock may be retired at any time and in any order as determined by the Board of Directors. In September 1997 the Board of Directors authorized total cash distributions during 1998, in the form of cash patronage and preferred stock retirements, equal to 50 percent of 1997 net income.

  The authorized common stock consists of 5,000 shares at a par value of $25 each, of which 814 shares were issued and outstanding at September 30, 1997 (827 shares at September 30, 1996). Common stock is not subject to the payment of dividends. Voting rights are limited to holders of common stock, with cooperative associations entitled to one vote for each of their registered producer members, plus one additional vote for each $1,000, or major fraction thereof, of preferred stock or equity issued as patronage.

DEFERRED PATRONAGE:
  The Company follows the practice of accounting for deferred patronage charges and credits in a separate equity account instead of including such amounts in the unallocated reserve. Deferred patronage results from the fact that patronage distributions are primarily determined on the basis of taxable income rather than net income as reported in the consolidated financial statements. Deferred patronage consists of items which have been included in the computation of net income for financial statement purposes but not for income tax or patronage purposes. As the items reverse, patronage refunds and deferred patronage are affected.

10. RETIREMENT PLANS:

  The Company has several defined benefit pension plans covering substantially all employees. Benefits are based on years of service. Assets of the plans consist principally of equity and fixed income securities. The Cenex policy is to annually fund pension cost accrued.

================================================================================
                          CENEX, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
================================================================================

10. RETIREMENT PLANS continued

  Components of net periodic pension cost, funded status and other information, computed for the years ended September 30 are as follows:

                                   -------------------------------------------
                                        1997           1996           1995
                                   -------------------------------------------
                                                      ($ IN THOUSANDS)
Service cost for benefits earned
    during the period                $  4,571       $  4,590        $ 4,007
Interest cost                          10,472         10,302         10,022
Net amortization and deferral          20,378          2,430          7,882
Income on plan assets                 (33,139)       (14,492)       (18,820)
                                   -------------------------------------------
Net periodic pension cost            $  2,282       $  2,830        $ 3,091
                                   ===========================================

Funded status at September 30, 1997 and 1996 is as follows:

                               -------------------------------------------------
                                         1997                       1996
                               -------------------------------------------------
                                   NCRA       CENEX         NCRA        Cenex
                               -------------------------------------------------
                                               ($ IN THOUSANDS)
Actuarial present value
    of benefit obligations:
  Vested                        $ 50,684    $ 72,904      $ 46,914    $ 67,388
  Nonvested                        1,884       1,268         1,570       1,261
                               -------------------------------------------------
Accumulated benefit
  obligations                   $ 52,568    $ 74,172      $ 48,484    $ 68,649
                               =================================================

Projected benefit
  obligations                   $ 61,874    $ 89,496      $ 58,994    $ 82,215
Plan assets at fair value         77,106      92,000        64,933      75,272
                               -------------------------------------------------
Plan assets in excess of
(less than) projected benefit
   obligations                    15,232       2,504         5,939      (6,943)
Add:
  Unrecognized net (gain) loss                (2,461)                    6,932
  Unrecognized prior service
       cost                                    1,051                       923
  Unrecognized net transition
       asset                                    (540)                     (826)
  Additional liabilities                        (433)                     (118)
                               -------------------------------------------------
Net pension asset (liability)   $ 15,232    $    121      $  5,939    $    (32)
                               =================================================

================================================================================
                          CENEX, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
================================================================================

10. RETIREMENT PLANS continued

  Weighted average percent assumptions used in the actuarial determination of the above amounts are as follows:

                                       ------------------------------------
                                         1997         1996          1995
                                       ------------------------------------
Discount rate                             7.4%         7.7%          7.8%
Rates of increase in compensation
   levels                                 5.2          5.2           5.3
Expected long-term rate of return
   on assets                              8.4          8.5           8.7


  The Company has other contributory defined contribution plans covering substantially all employees. Total contributions by the Company to these plans were approximately $3.0 million, $2.9 million and $2.7 million, for the years ended September 30, 1997, 1996 and 1995, respectively.

  In addition to providing pension and contributory benefits, the Company provides defined life and health care benefits for certain retired employees. The plan is contributory based on years of service and family status, with retiree contributions adjusted annually.

  The Company adopted SFAS No. 106, Employers' Accounting for Postretirement Benefits Other than Pensions, effective October 1, 1993. The Company elected to recognize the transition obligation of $8.1 million over 20 years as a component of net periodic postretirement benefit cost. The Company previously recognized the estimated costs of these benefits on a different accrual method.

================================================================================
                          CENEX, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
================================================================================

10. RETIREMENT PLANS continued

  Components of net periodic postretirement benefit cost, funded status reconciled to the accrued postretirement benefit cost and other information computed for the years ended September 30 are as follows:

                                    -------------------------------------
                                       1997         1996         1995
                                    -------------------------------------
                                                    ($ IN THOUSANDS)
Service cost for benefits
   earned during the period          $   253      $   237       $   270
Interest cost                            868          955         1,070
Amortization of transition
   obligation                            153          284           327
                                    -------------------------------------
Net periodic postretirement
   benefit cost                      $ 1,274      $ 1,476        $1,667
                                    =====================================

Actuarial present value of
   accumulated postretirement
   benefit obligations for:
        Retirees                     $ 5,743      $ 6,629
        Fully eligible active
          participants                 3,212        3,880
        Other active participants      2,995        2,609
                                    ------------------------
                                      11,950       13,118
Unrecognized transition
   obligation                          6,477        6,882
Unrecognized net gain                 (5,638)      (4,290)
                                    ------------------------
Accrued postretirement benefit
   obligations                      $ 11,111      $10,526
                                    ========================

  For measurement purposes, 9.1 percent (for pre-age 65 retirees) and 7.4 percent (for post-age 65 retirees) annual rates of increase in the per capita cost of covered health care were assumed for the year ended September 30, 1997 (10 percent and 8 percent for the year ended September 30, 1996, respectively). The rates were assumed to decrease gradually to 6 percent over 20 years and remain at that level thereafter. The health care cost trend rate assumption has a significant effect on the amounts reported. To illustrate, increasing the assumed health care cost trend rate by one percentage point in each year would increase the accumulated

================================================================================
                          CENEX, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
================================================================================

10. RETIREMENT PLANS continued

postretirement benefit obligation as of September 30, 1997 by approximately $0.8 million and 1997 expense by approximately $0.1 million. The discount rate used in determining the accumulated postretirement benefit obligation was 7.6 percent and 7.7 percent at September 30, 1997 and 1996, respectively.

11. COMMITMENTS AND CONTINGENCIES:

ENVIRONMENTAL:
  The Company is required to comply with various environmental laws and regulations incident to its normal business operations. In order to meet its compliance requirements, the Company establishes reserves for the future costs of remediation of identified issues, which are included in cost of sales in the consolidated statement of operations. Additional costs for matters which may be identified in the future cannot be presently determined; while the resolution of any such matters may have an impact on the Company's consolidated financial results for a particular reporting period, management believes any such matters will not have a material adverse effect on the consolidated financial position of the Company.

OTHER LITIGATION AND CLAIMS:
  The Company is involved as a defendant in various lawsuits, claims and disputes which are in the normal course of the Company's business. The resolution of any such matters may have an impact on the Company's consolidated financial results for a particular reporting period; however, management believes any resulting liability will not have a material adverse effect on the consolidated financial position of the Company.

INTERNAL REVENUE SERVICE:
  The Cenex 1994 and 1995 returns are currently being reviewed; while the outcome of any such reviews may have an impact on the Company's consolidated financial results for a particular reporting period, management believes that any tax assessment which may result from proposed adjustments or reviews in process will not have a material adverse effect on the consolidated financial position of the Company.

================================================================================
                          CENEX, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
================================================================================

11. COMMITMENTS AND CONTINGENCIES, continued

LEASE COMMITMENTS:
  Total rental expense for all operating leases for the years ended September 30, 1997, 1996 and 1995 was $15.3 million, $16.4 million and $18.3 million, respectively. Cenex leases the Inver Grove Heights office building under a noncancellable lease with increasing lease payments, expiring in 2009, and has options to renew this lease for six additional five-year terms and to purchase the building at the greater of the amount specified in the lease or the fair market value at various times during the lease. The lease payments are collateralized by a second lien on $10.0 million of inventories and receivables.

  The Company also has commitments under other operating leases for refinery and transportation equipment, rail tank cars and office space. Some leases include purchase options at not less than fair market value at the end of the leases. Minimum future payments required under noncancellable operating leases at September 30, 1997 are as follows:

                               -------------------------------------------
                                  Office
                                 Building         Other           Total
                               -------------------------------------------
                                                  ($ IN THOUSANDS)

         1998                    $  3,447        $  8,373       $ 11,820
         1999                       3,447           7,785         11,232
         2000                       3,447           7,329         10,776
         2001                       3,447           7,101         10,548
         2002                       3,447           7,043         10,490
   Thereafter                      37,059          12,783         49,842
                               -------------------------------------------
Total minimum future
   lease payments                $ 54,294        $ 50,414       $104,708
                                ==========================================

12. SUBSEQUENT EVENT:

  During November 1997, the Boards of Directors of Cenex and Harvest States Cooperatives approved a memorandum of intent to explore unification of these two cooperatives.

                          CENEX, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
                                FEBRUARY 28, 1998
                                   (UNAUDITED)

                                                                         1998
ASSETS

CURRENT ASSETS:
   CASH AND CASH EQUIVALENTS                                      $   57,590,187
   ACCOUNTS AND NOTES RECEIVABLE, NET                                202,337,698
   INVENTORIES                                                       313,266,042
   OTHER CURRENT ASSETS                                               92,584,199
                                                                  --------------

         TOTAL CURRENT ASSETS                                        665,778,126

INVESTMENTS                                                          226,880,106

PROPERTY, PLANT AND EQUIPMENT, NET                                   622,125,790

OTHER ASSETS                                                          43,682,638
                                                                  --------------

            TOTAL ASSETS                                          $1,558,466,660
                                                                  ==============


LIABILITIES AND EQUITIES

CURRENT LIABILITIES:
   NOTES PAYABLE                                                  $   52,510,040
   CURRENT PORTION OF LONG-TERM DEBT                                  13,670,904
   PATRON CREDIT BALANCES                                             85,022,442
   ACCOUNTS PAYABLE                                                  304,873,858
   ACCRUED EXPENSES                                                   51,955,150
   PATRONS' EQUITIES PAYABLE IN CASH                                  48,071,498
                                                                  --------------

         TOTAL CURRENT LIABILITIES                                   556,103,892

LONG-TERM DEBT, LESS CURRENT PORTION                                 220,232,061

OTHER LIABILITIES                                                     71,999,269

MINORITY INTERESTS IN SUBSIDIARIES                                    55,281,887

COMMITMENTS AND CONTINGENCIES

EQUITIES                                                             654,849,551
                                                                  --------------

            TOTAL LIABILITIES AND EQUITIES                        $1,558,466,660
                                                                  ==============


See notes to unaudited consolidated financial statements

                          CENEX, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                      FOR THE FIVE MONTHS ENDED FEBRUARY 28
                                   (UNAUDITED)

                                                       1998                 1997
NET SALES:
   PETROLEUM PRODUCTS                           $   663,812,586       $   873,651,891
   AGRONOMY                                         223,683,120           199,954,657
   FEED AND FARM SUPPLIES                           105,156,169           112,952,111
                                                ---------------       ---------------
                                                    992,651,875         1,186,558,659

COST OF SALES                                       935,999,580         1,097,365,444
                                                ---------------       ---------------

         GROSS MARGIN ON SALES                       56,652,295            89,193,215
                                                ---------------       ---------------

OPERATING EXPENSES AND OTHER:

   DISTRIBUTION, MARKETING AND
      ADMINISTRATIVE EXPENSES                        29,060,185            24,216,737

   INTEREST EXPENSE, NET                              6,778,239             5,851,036

   MINORITY INTERESTS IN EARNINGS (LOSSES)
      OF SUBSIDIARIES                                (4,309,000)           (1,875,139)

                                                ---------------       ---------------

                                                     31,529,424            28,192,634
                                                ---------------       ---------------

         INCOME BEFORE INCOME TAXES                  25,122,871            61,000,581


INCOME TAXES                                          5,650,000             4,470,000
                                                ---------------       ---------------

         NET INCOME                             $    19,472,871       $    56,530,581
                                                ===============       ===============

See notes to unaudited consolidated financial statements

                          CENEX, INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENT OF EQUITIES

                                        --------------------------------------------------------------------------------------
                                           COMMON      PREFERRED      PATRONAGE     DEFERRED      UNALLOCATED        TOTAL
                                            STOCK        STOCK         REFUNDS      PATRONAGE       RESERVES       EQUITIES
                                        --------------------------------------------------------------------------------------
BALANCES, SEPTEMBER 30, 1997               $20,350   $502,586,993    $71,960,000  ($51,899,495)   $112,689,784   $635,357,632


1997 FINAL EQUITY RETIREMENT
  DETERMINATION (UNAUDITED)                            14,968,050                                                  14,968,050
EQUITIES RETIRED, NET (UNAUDITED)             (500)   (14,948,502)                                                (14,949,002)
1998 NET INCOME (UNAUDITED)                                           18,840,000                       632,871     19,472,871
                                        --------------------------------------------------------------------------------------
BALANCES, FEBRUARY 28, 1998 (UNAUDITED)    $19,850   $502,606,541    $90,800,000  ($51,899,495)   $113,322,655   $654,849,551
                                        ======================================================================================

See notes to unaudited consolidated financial statements

                          CENEX, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                      FOR THE FIVE MONTHS ENDED FEBRUARY 28
                                   (UNAUDITED)

                                                                    1998               1997
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income                                                   $ 19,472,871       $ 56,530,581
   Adjustments to reconcile net income to net cash
      provided by operating activities:
        Depreciation and amortization                             21,493,771         19,141,487
        Adjustment of inventories to market value                 17,794,000          8,611,000
        Noncash patronage refunds received                       (17,875,712)       (45,707,389)
        Other, net                                                  (618,627)           133,032
        Changes in operating assets and liabilities:
          Accounts receivable                                     53,666,585         91,324,932
          Inventories                                             (8,006,806)        (7,355,621)
          Other current assets                                   (59,114,209)       (99,722,141)
          Other assets                                             2,946,423
          Accounts payable and accrued expenses                   12,058,821          9,806,331
          Other liabilities                                        3,855,182           (421,246)
                                                                ------------       ------------
          Total adjustments                                       26,199,428        (24,189,615)
                                                                ------------       ------------
        NET CASH PROVIDED BY OPERATING ACTIVITIES                 45,672,299         32,340,966
                                                                ------------       ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
   Acquisition of property and equipment                         (31,804,049)       (41,059,852)
   Disposals of assets                                             3,905,120          3,048,177
   Investments in other cooperatives                              (6,765,551)        (3,030,472)
   Investments redeemed by other cooperatives                      1,496,060            844,931
   Changes in notes receivable                                     1,164,972          3,469,452
   Other investing activities, net                                (2,995,294)         1,412,665
                                                                ------------       ------------
        NET CASH USED IN INVESTING ACTIVITIES                    (34,998,742)       (35,315,099)
                                                                ------------       ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
   Increase in notes payable                                      36,441,926          5,480,513
   Proceeds from long-term debt                                                         415,359
   Payments on long-term debt                                     (3,564,884)        (3,957,851)
   Patronage refunds paid and
      patrons' equities retired                                  (14,331,250)       (11,451,539)
                                                                ------------       ------------
       NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES        18,545,792         (9,513,518)
                                                                ------------       ------------
Net increase (decrease) in cash and cash equivalents              29,219,349        (12,487,651)
   Cash and cash equivalents at beginning of year                 28,370,838         27,062,536
                                                                ------------       ------------
   CASH AND CASH EQUIVALENTS AT END OF YEAR                     $ 57,590,187       $ 14,574,885
                                                                ============       ============

See notes to unaudited consolidated financial statements

CENEX, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION

The accompanying unaudited consolidated financial statements as of February 28, 1998 and for the five months ended February 28, 1998 and 1997, reflect, in the opinion of management of CENEX, Inc. (Cenex), all normal, recurring adjustments necessary for a fair statement of the results of operations for the interim periods. The results of operations for any interim period are not necessarily indicative of results for the full year. The unaudited consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto of Cenex for the year ended September 30, 1996, included elsewhere in this Form 8-K/A.


2. RECEIVABLES

                                                                    February 28,
                                                                        1998
                                                                  --------------
 Trade . . . . . . . . . . . . . . . . . . . . . . . . . . .       $214,983,662
 Other . . . . . . . . . . . . . . . . . . . . . . . . . . .            548,446
                                                                  --------------
                                                                    215,532,108
   Less allowance for doubtful accounts                             (13,194,410)
                                                                  --------------
                                                                   $202,337,698
                                                                  ==============


3. INVENTORIES

                                                                   February 28,
                                                                       1998
                                                                  --------------
 Petroleum..................................................       $202,277,904
 Agronomy...................................................         88,172,860
 Feed and Seed..............................................          4,655,788
 Other......................................................         18,159,490
                                                                  --------------
                                                                   $313,266,042
                                                                  ==============

At February 28, 1998, reserves amounting to $42.3 million have been established to reduce petroleum inventories to estimated market value.

In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, a new standard related to the accounting for derivative transactions and hedging activities. This new standard will be effective for fiscal years beginning after June 15, 1999. Management is in the process of evaluating this new standard and has not yet determined its impact on the Company's financial statements.


4. SUBSEQUENT EVENT

Effective June 1, 1998, the Company merged with Harvest States Cooperatives. The merger will be accounted for as a pooling of interest. As a result of the merger, each share of common stock and preferred stock of the Company was exchanged for one capital equity certificate of Cenex Harvest States Cooperatives with a face value of $25.

                        CENEX HARVEST STATES COOPERATIVES
                    UNAUDITED PRO FORMA FINANCIAL INFORMATION

The following unaudited pro forma consolidated financial statements give effect to the June 1, 1998 merger of Harvest States Cooperatives (the Company) and CENEX, Inc. (Cenex). Cenex was a cooperative with operations centering on providing supplies and services to its members, including refined fuels, propane, lubricants, tires and accessories, plant food and crop protection products. The Company was Cenex's largest customer for agronomy products, and had a similar membership area.

The unaudited pro forma consolidated balance sheets as of February 28, 1998 combine the historical consolidated balance sheets of Harvest States Cooperatives and Cenex as if the merger had been effective on February 28, 1998 after giving effect to certain adjustments described in the accompanying notes to the unaudited pro forma consolidated financial statements.

The unaudited pro forma consolidated statements of earnings for the nine months ended February 28, 1998 and for each of the three years ended May 31, 1997, 1996 and 1995, present the combined results of operations of Harvest States Cooperatives and Cenex as if the merger had been effective at the beginning of each respective period after giving effect to certain adjustments described in the accompanying notes to the unaudited pro forma consolidated financial statements.

The unaudited pro forma consolidated financial statements reflect the application of the pooling of interests method of accounting for the merger. Under this method of accounting, the recorded assets, liabilities, capital, income and expenses of Harvest States Cooperatives and Cenex are combined and reflected at their historical amounts.

The unaudited pro forma consolidated financial statements are not necessarily indicative of the financial position or results of operations of Cenex Harvest States Cooperatives as they may be in the future or as they might have been for the periods presented had the merger been effective as of June 1, 1996, 1995 and 1994, or as of the date of the unaudited pro forma balance sheet. The unaudited pro forma consolidated financial statements and accompanying notes should be read in conjunction with the historical financial statements of Harvest States Cooperatives, as filed on Form 10-K for the year ended May 31, 1997, and the historical financial statements of Cenex, including the notes to such financial statements, for the year ended September 30 and the five months ended February 28, 1998, as set forth in this Form 8-K/A. The pro forma adjustments are based upon information available at this time and upon certain assumptions that Cenex Harvest States Cooperatives' management believes are reasonable in the circumstances.

               CENEX HARVEST STATES COOPERATIVES AND SUBSIDIARIES
                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                             AS OF FEBRUARY 28, 1998

                                     ASSETS

                                                    Historical                                                      Pro Forma
                                                   Harvest States       Historical           Pro Forma             Cenex Harvest
                                                    Cooperatives        Cenex, Inc.         Adjustments         States Cooperatives
                                                 ---------------------------------------------------------------------------------
CURRENT ASSETS:
   Cash and cash equivalents                      $     4,600,425    $    57,590,187                              $    62,190,612
   Receivables                                        366,655,486        202,337,698     $    (2,547,539)(1)          566,445,645
   Inventories                                        156,050,736        313,266,042                                  469,316,778
   Other current assets                                58,229,994         92,584,199         (10,140,118)(2)          140,674,075
                                                 ---------------------------------------------------------------------------------
       Total current assets                           585,536,641        665,778,126         (12,687,657)           1,238,627,110

OTHER ASSETS:
   Investments                                        142,076,842        226,880,106         (15,169,985)(3)          353,786,963
   Other                                               45,386,033         43,682,638                                   89,068,671
                                                 ---------------------------------------------------------------------------------
      Total other assets                              187,462,875        270,562,744         (15,169,985)             442,855,634

PROPERTY PLANT AND EQUIPMENT                          238,879,780        622,125,790                                  861,005,570
                                                 ---------------------------------------------------------------------------------
                                                  $ 1,011,879,296    $ 1,558,466,660     $   (27,857,642)         $ 2,542,488,314
                                                 =================================================================================

                            LIABILITIES AND CAPITAL

CURRENT LIABILITIES:
   Notes payable                                  $   112,000,000    $    52,510,040                              $   164,510,040
   Patron credit balances                             112,166,457         85,022,442     $   (10,140,118)(2)          187,048,781
   Advances received on grain sales                   108,992,354                                                     108,992,354
   Drafts outstanding                                  22,745,473                                                      22,745,473
   Accounts payable and accrued expenses               97,310,529        356,829,008          (2,547,539)(1)          451,591,998
   Patronage dividends and retirements payable         10,000,000         48,071,498          (2,281,545)(4)           55,789,953
   Current portion of long-term debt                   16,505,486         13,670,904                                   30,176,390
                                                 ---------------------------------------------------------------------------------
        Total current liabilities                     479,720,299        556,103,892         (14,969,202)           1,020,854,989

LONG-TERM DEBT                                        102,347,552        220,232,061                                  322,579,613

OTHER LIABILITIES                                      11,537,156         71,999,269                                   83,536,425

MINORITY INTERESTS IN SUBSIDIARIES                                        55,281,887                                   55,281,887

COMMITMENTS AND CONTINGENCIES

CAPITAL                                               418,274,289        654,849,551         (12,888,440)(3,4)      1,060,235,400
                                                 ---------------------------------------------------------------------------------
                                                  $ 1,011,879,296    $ 1,558,466,660     $   (27,857,642)         $ 2,542,488,314
                                                 =================================================================================

       See notes to unaudited pro forma consolidated financial statements

                   CENEX HARVEST STATES COOPERATIVES AND SUBSIDIARIES
                 UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF EARNINGS
                   FOR THE NINE MONTHS ENDED FEBRUARY 28, 1998

                                              Historical                                                       Pro Forma
                                            Harvest States        Historical              Pro Forma          Cenex Harvest
                                             Cooperatives        Cenex, Inc.             Adjustments      States Cooperatives
                                           ----------------------------------------------------------------------------------
REVENUES:
   Sales:
      Grain and oilseed                     $ 3,813,583,403                                                  $ 3,813,583,403
      Petroleum products                                       $ 1,240,565,560        $    (7,579,128)         1,232,986,432
      Agronomy                                                     421,995,391            (31,263,418)           390,731,973
      Processed grain and oilseed               457,430,021                                                      457,430,021
      Feed and farm supplies                    146,242,394        209,608,914                                   355,851,308
                                           ----------------------------------------------------------------------------------
                                              4,417,255,818      1,872,169,865            (38,842,546)(5)      6,250,583,137

   Patronage dividends                            7,396,271         44,246,727                                    51,642,998
   Other revenues                                65,537,310          1,063,801                                    66,601,111
                                           ----------------------------------------------------------------------------------
                                              4,490,189,399      1,917,480,393            (38,842,546)         6,368,827,246

COSTS AND EXPENSES:
   Cost of good sold                          4,376,526,323      1,797,038,838            (38,842,546)(5)      6,134,722,615
   Marketing, general and administrative         53,824,262         37,358,763                                    91,183,025
   Interest                                      12,209,300         14,125,923                                    26,335,223
   Minority Interests                                                2,282,963                                     2,282,963
                                           ----------------------------------------------------------------------------------
                                              4,442,559,885      1,850,806,487            (38,842,546)         6,254,523,826
                                           ----------------------------------------------------------------------------------

EARNINGS BEFORE INCOME TAXES                     47,629,514         66,673,906                                   114,303,420

INCOME TAXES                                      5,300,000         11,590,000                                    16,890,000
                                           ----------------------------------------------------------------------------------

NET EARNINGS                                $    42,329,514    $    55,083,906        $          --          $    97,413,420
                                           ==================================================================================

       See notes to unaudited pro forma consolidated financial statements

               CENEX HARVEST STATES COOPERATIVES AND SUBSIDIARIES
             UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF EARNINGS
                         FOR THE YEAR ENDED MAY 31, 1997

                                                Historical                                                         Pro Forma
                                              Harvest States        Historical              Pro Forma            Cenex Harvest
                                               Cooperatives        Cenex, Inc.             Adjustments        States Cooperatives
                                           --------------------------------------------------------------------------------------
 REVENUES:
    Sales:
      Grain and oilseed                     $  6,036,502,624                                                    $  6,036,502,624
      Petroleum products                                        $  1,892,628,306        $     (8,914,833)          1,883,713,473
      Agronomy                                                       757,995,278             (36,487,031)            721,508,247
      Processed grain and oilseed                730,101,124                                                         730,101,124
      Feed and farm supplies                     258,235,512         306,989,039                                     565,224,551
                                           --------------------------------------------------------------------------------------
                                               7,024,839,260       2,957,612,623             (45,401,864)(5)       9,937,050,019

   Patronage dividends                            15,947,049          67,941,261              (4,828,210)(6)          79,060,100
   Other revenues                                 68,627,552           1,529,849                                      70,157,401
                                           --------------------------------------------------------------------------------------
                                               7,109,413,861       3,027,083,733             (50,230,074)         10,086,267,520

COSTS AND EXPENSES:
   Cost of good sold                           6,967,937,476       2,850,447,907             (45,401,864)(5)       9,772,983,519
   Marketing, general and administrative          63,341,552          49,792,825                                     113,134,377
   Interest                                       19,378,833          15,626,457                                      35,005,290
   Minority Interest                                                   2,276,055                                       2,276,055
                                           --------------------------------------------------------------------------------------
                                               7,050,657,861       2,918,143,244             (45,401,864)          9,923,399,241
                                           --------------------------------------------------------------------------------------

EARNINGS BEFORE INCOME TAXES                      58,756,000         108,940,489              (4,828,210)            162,868,279

INCOME TAXES                                       6,200,000          12,390,000                                      18,590,000
                                           --------------------------------------------------------------------------------------

NET EARNINGS                                $     52,556,000    $     96,550,489        $     (4,828,210)       $    144,278,279
                                           ======================================================================================

       See notes to unaudited pro forma consolidated financial statements

               CENEX HARVEST STATES COOPERATIVES AND SUBSIDIARIES
             UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF EARNINGS
                         FOR THE YEAR ENDED MAY 31, 1996

                                               Historical                                                          Pro Forma
                                             Harvest States         Historical              Pro Forma            Cenex Harvest
                                              Cooperatives         Cenex, Inc.             Adjustments        States Cooperatives
                                           --------------------------------------------------------------------------------------
REVENUES:
   Sales:
      Grain and oilseed                     $  7,127,223,407                                                    $  7,127,223,407
      Petroleum products                                        $  1,582,680,204        $     (5,108,549)          1,577,571,655
      Agronomy                                                       664,552,080             (25,713,694)            638,838,386
      Processed grain and oilseed                819,863,541                                                         819,863,541
      Feed and farm supplies                     207,252,696         276,003,438                                     483,256,134
                                           --------------------------------------------------------------------------------------
                                               8,154,339,644       2,523,235,722             (30,822,243)(5)      10,646,753,123

   Patronage dividends                            13,278,997          67,644,567              (2,629,044)(6)          78,294,520
   Other revenues                                 68,339,523           1,229,413                                      69,568,936
                                           --------------------------------------------------------------------------------------
                                               8,235,958,164       2,592,109,702             (33,451,287)         10,794,616,579

COSTS AND EXPENSES:
   Cost of good sold                           8,076,073,326       2,395,877,932             (30,822,243)(5)      10,441,129,015
   Marketing, general and administrative          70,054,248          42,047,928                                     112,102,176
   Interest                                       31,921,936          14,205,354                                      46,127,290
   Minority Interest                                                   6,472,514                                       6,472,514
                                           --------------------------------------------------------------------------------------
                                               8,178,049,510       2,458,603,728             (30,822,243)         10,605,830,995
                                           --------------------------------------------------------------------------------------
EARNINGS BEFORE INCOME TAXES
    AND DISCONTINUED OPERATIONS                   57,908,654         133,505,974              (2,629,044)            188,785,584

INCOME TAXES                                       6,900,000           5,023,575                                      11,923,575
                                           --------------------------------------------------------------------------------------
EARNINGS BEFORE DISCONTINUED
    OPERATIONS                                    51,008,654         128,482,399              (2,629,044)            176,862,009

DISCONTINUED OPERATIONS                                                  296,146                                         296,146
                                           --------------------------------------------------------------------------------------

NET EARNINGS                                $     51,008,654    $    128,186,253        $     (2,629,044)       $    176,565,863
                                           ======================================================================================

       See notes to unaudited pro forma consolidated financial statements

               CENEX HARVEST STATES COOPERATIVES AND SUBSIDIARIES
             UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF EARNINGS
                         FOR THE YEAR ENDED MAY 31, 1995

                                                Historical                                                     Pro Forma
                                              Harvest States       Historical            Pro Forma           Cenex Harvest
                                               Cooperatives       Cenex, Inc.           Adjustments       States Cooperatives
                                           ----------------------------------------------------------------------------------
REVENUES:
   Sales:
      Grain and oilseed                     $ 4,191,665,535                                                  $ 4,191,665,535
      Petroleum products                                       $ 1,393,096,528        $    (2,258,664)         1,390,837,864
      Agronomy                                                     548,449,444            (24,957,126)           523,492,318
      Processed grain and oilseed               708,219,307                                                      708,219,307
      Feed and farm supplies                    156,699,068        244,846,204                                   401,545,272
                                           ----------------------------------------------------------------------------------
                                              5,056,583,910      2,186,392,176            (27,215,790)(5)      7,215,760,296

   Patronage dividends                            6,512,481         40,824,437               (604,671)(6)         46,732,247
   Other revenues                                57,556,984          3,000,415                                    60,557,399
                                           ----------------------------------------------------------------------------------
                                              5,120,653,375      2,230,217,028            (27,820,461)         7,323,049,942

COSTS AND EXPENSES:
   Cost of good sold                          4,981,820,272      2,085,818,910            (27,215,790)(5)      7,040,423,392
   Marketing, general and administrative         69,509,491         54,542,394                                   124,051,885
   Interest                                      19,268,575         15,016,317                                    34,284,892
   Minority Interest                                                 2,381,087                                     2,381,087
                                           ----------------------------------------------------------------------------------
                                              5,070,598,338      2,157,758,708            (27,215,790)         7,201,141,256
                                           ----------------------------------------------------------------------------------

EARNINGS BEFORE INCOME TAXES                     50,055,037         72,458,320               (604,671)           121,908,686
    AND CUMULATIVE EFFECT

INCOME TAXES                                      5,100,000         15,925,000                                    21,025,000
                                           ----------------------------------------------------------------------------------
EARNINGS BEFORE CUMULATIVE
    EFFECT                                       44,955,037         56,533,320               (604,671)           100,883,686

CUMULATIVE EFFECT                                                    6,480,000                                     6,480,000
                                           ----------------------------------------------------------------------------------

NET EARNINGS                                $    44,955,037    $    63,013,320        $      (604,671)       $   107,363,686
                                           ==================================================================================


       See notes to unaudited pro forma consolidated financial statements

                          NOTES TO UNAUDITED PRO FORMA
                        CONSOLIDATED FINANCIAL STATEMENTS

The following is a summary of items and adjustments reflected in the unaudited pro forma consolidated financial statements:

1) The payable to Cenex for products sold to the Company has been eliminated as well as the related receivable.

2) The Company prepaid Cenex for products not yet received. This prepaid amount and the related patron credit balance have been eliminated.

3) The Company received patronage dividends each year from Cenex in the form of cash and equity, as well as cash retirements of previous years' equity. This investment has been eliminated along with the related Cenex equity.

4) Cenex had recorded patronage dividends and retirements payable to the Company which has been reclassified to capital.

5) The sales to the Company from Cenex, and the related cost of goods sold have been eliminated.

6) Patronage dividends received by the Company from Cenex have been eliminated.